EXHIBIT 10.2


                            MASTER BROKER AGREEMENT

        This MASTER BROKER AGREEMENT ("Agreement") is made as of the 1st day of December, 1993 by and between Ocurest Laboratories, Inc., a Florida corporation (hereinafter called "OLI") and Morano Associates, Inc., a New York corporation (hereinafter called "MAI")

        WHEREAS, OLI believes it is in its best interest to retain MAI as OLI's exclusive master broker, and MAI desires to be retained by OLI as its exclusive master broker; and

        WHEREAS, the parties desire to set forth the terms and conditions on which MAI shall be retained by and provide its services to OLI;

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

        1. RETENTION: OLI hereby retains MAI as OLI's exclusive master broker and MAI hereby accepts such retention, all upon the terms and conditions hereinafter set forth.

        2. TERM: Unless sooner terminated pursuant to the provisions of this Agreement, the initial term shall be for a period of three years, commencing January 1, 1994. Such period shall be extended automatically for successive one-year terms thereafter, unless either OLI or MAI terminates the Agreement upon ninety (90) days prior written notice.

        3. SERVICES: MAI agrees to perform master broker services related to the sale, distribution and merchandising of Ocurest Eyecare Products ("Products") through third-party sales brokers and manufacturer representatives ("Representatives") to customer accounts for all classes of trade in the United States. Such services shall be performed on a best efforts basis and include, but not necessarily be limited to, the following:

                (a) MAI shall solicit and select Representatives to represent OLI in the sale, distribution and merchandising of Products to customer accounts authorized by OLI within territorial boundaries designated by OLI.

                (b) MAI shall negotiate and facilitate the closing of a contract between OLI and each individual Representative, subject to terms and conditions which are acceptable to OLI in its sole discretion.

                (c) MAI shall manage the relationship and all communications between OLI and each individual Representative, consistent with the objectives and policies of OLI.

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                (d) MAI shall periodically evaluate the performance of each individual Representative and advise OLI of its findings and recommendations.

        4. COMPENSATION: MAI shall enter into a compensation agreement with each Representative retained by OLI, wherein MAI shall be entitled to receive a master broker commission from each Representative equal to ten percent (10.0%) of all commissions earned by the Representative on invoiced net sales of OLI Products. Such commissions earned by Representatives will be pursuant to the provisions of a contract between OLI and each Representative.

        5. TERMINATION: Commencing one year from the date hereof, either party shall be entitled to terminate this Agreement at any time or for any reason upon ninety (90) days prior written notice to the other. In the event of such termination:

                (a) MAI agrees to notify each Representative that the compensation agreement specified in paragraph 4 will be terminated as of the date this Agreement is terminated.

                (b) MAI shall be entitled to receive its master broker commission on commissions earned by all Representatives on invoiced net sales through the date this Agreement is terminated.

                (c) During the 90-day notification period, OLI shall be entitled at its election to deal directly or indirectly with each Representative provided, however, that such election shall not waive MAI's right to collect its master broker commission from each Representative through the termination date of this agreement.

        6. INDEMNIFICATION: MAI hereby irrevocably agrees to idemnify OLI and hold it harmless from and against any loss, cost or damage arising from (a) a failure or alleged failure of MAI to make payment to or otherwise fulfill its obligations to any other party or (b) a misrepresentation or alleged misrepresentation made by or on behalf of MAI to any other party with respect to OLI or any of its products.

        7. NOTICES: All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or delivered by facsimile transmission or as of the date mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                 (a) Ocurest Laboratories, Inc.
                     4400 PGA Boulevard, Suite 800
                     Palm Beach Gardens, Florida 33410

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                 (b) Morano Associates, Inc.
                     39 Grand View Avenue
                     Cornwall-on-the-Hudson, New York 12520

        8. BINDING AGREEMENT: All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective administrators, executors, legal representatives, successors and assigns.

        9. ASSIGNMENTS: Neither party shall assign its rights and/or obligations hereunder without the prior written consent of the other.

        10. VENUE AND JURISDICTION: Each of the parties hereto hereby consents to the exclusive jurisdiction and venue of the courts of the State of Florida located in Palm Beach County, Florida and the United States District Court in and for the Southern District of Florida with respect to any matter relating to this Agreement and the performance of the parties' obligations hereunder, and each of the parties hereto hereby further consents to the personal jurisdiction of such courts. Any action suit or proceeding brought by and or on behalf of either of the parties hereto relating to such matters shall be commenced, pursued, defended and resolved only in such courts and any appropriate appellate court having jurisdiction to hear an appeal from any judgment entered in such courts. The parties hereby agree that service of process may be made in any manner permitted by the rules of such courts and the laws of the State of Florida.

        11. INVALIDITY OF PROVISIONS: If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

12. GENERAL PROVISIONS

                (a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                (b) This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        13. ENTIRE AGREEMENT: This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be modified, amended or otherwise changed only with and by the mutual written consent of both parties.

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written.

        OCUREST LABORATORIES, INC.      MORANO ASSOCIATES, INC.



By: /s/ EDMUND G. VIMOND, JR.           /s/ JOSEPH MORANO
    ------------------------------      ----------------------------
    Edmund G. Vimond, Jr.               Joseph Morano
    President                           President